Exhibit 99.1
Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828.
kentringer@caseycomm.com
July 14, 2022
Cass Information Systems announces quarterly net income and revenue growth of 21.9% and 15.1%, respectively
Second Quarter Results
(All comparisons refer to the second quarter of 2021, except as noted)

•Earned record quarterly net income and diluted earnings per share.
•Increase in diluted earnings per share of 29.2%, to $.62 from $.48.
•Increase in net income of 21.9%, to $8.6 million from $7.0 million.
•Increase in return on average equity to 16.53% from 10.83%.
•Processed record quarterly transportation dollar volumes of $11.4 billion, a 27.7% increase.
•Increase in financial fees of $3.1 million, or 41.6%.
•Increase in average payments in advance of funding of $95.3 million, or 48.2%.
•Increase in average loans, excluding PPP loans, of $174.4 million, or 21.8%.
•Maintained exceptional credit quality.

ST. LOUIS – Cass Information Systems, Inc. (Nasdaq: CASS), (the Company or Cass) reported second quarter 2022 earnings of $.62 per diluted share, an increase of 29.2% from the $.48 per diluted share it earned in the second quarter of 2021. Net income for the period was $8.6 million, an increase of 21.9% from the $7.0 million earned in the same period in 2021. Diluted earnings per share and net income also increased 3.3% and 3.7%, respectively as compared to the first quarter of 2022.
Eric Brunngraber, the Company’s chairman and chief executive officer, noted, “It is exciting to see such strong financial results from the strategic initiatives undertaken during the past few years. Further initiatives are well underway, which will expand our service portfolio as well as increase our operational efficiency. The recent and anticipated future increase in short-term interest rates should also enhance revenue going forward.”
Second Quarter 2022 Highlights

Financial Fees – Financial fee income, earned on a transactional level basis for invoice payment services when making customer payments, increased $3.1 million, or 41.6%, over the same period in the prior year. The increase in financial fee income was largely driven by the 48.2% increase in average payments in advance of funding.

Net Interest Income – Net interest income increased $2.8 million, or 26.2%. The Company’s net interest margin increased to 2.54% as compared to 2.30% in the same period last year. The increase in net interest income was largely driven by a 12.9% increase in average interest-earning assets, specifically an increase in average loans, excluding PPP loans, of 21.8%. The increase in the net interest margin was driven by an improved mix of interest-earning assets with an increase in average loans, combined with a rise in market interest rates which are favorable for the Company over the long-term as average interest-earning assets for the second quarter of 2022 of $2.22 billion greatly exceeded average interest-bearing liabilities of $605.8 million.

Provision for Credit Losses - The provision for credit losses was $70,000 during the second quarter of 2022 as compared to a release of credit losses of $610,000 in the second quarter of 2021. The provision for the second quarter of 2022 was primarily driven by external economic factors, including the reduction in the forecast of Gross Domestic Product (GDP). Credit quality remains strong with no charge-offs or non-performing loans.

Operating Expenses - Consolidated operating expenses rose $3.8 million, or 12.9%. Personnel expense increased $3.2 million, or 13.8%, due to an increase in base salaries, an increase in stock compensation and profit sharing of $1.0 million and $346,000, respectively, due to improved Company earnings, and strategic investment in various technology initiatives, including improved rating engine capabilities and investment in optical character recognition, artificial intelligence, machine learning and other processes to consume images and produce data.

Loans - Average loans increased $72.3 million, or 8.0%. Excluding the reduction in average PPP loans of $102.2 million, average loans increased $174.4 million, or 21.8%. The Company has been successful in achieving organic growth in its franchise, faith-based and other commercial and industrial loans. When compared to December 31, 2021, ending loans, excluding PPP loans, increased $4.2 million, or 0.4%, during the first six months of 2022.

Payments in Advance of Funding – Average payments in advance of funding increased $95.3 million, or 48.2%, primarily due to an increase in transportation dollar volumes.

Deposits – Average deposits increased $212.9 million, or 20.9%. The Company continues to experience robust deposit growth.

Accounts and Drafts Payable - Average accounts and drafts payable increased $187.5 million, or 19.8%. The increase in these balances, which are non-interest bearing, are primarily reflective of the increase in transportation and facility expense dollar volumes.

Transportation Dollar Volumes – Transportation dollar volumes hit a record level of $11.4 billion during the second quarter of 2022. The 27.7% increase in dollar volumes was largely due to inflationary pressures, supply chain disruptions and fuel surcharges, among other factors. The increase in dollar volumes is positively impacting the balance of our interest-earning assets which is helping generate interest income. In addition, higher dollar volumes are having a positive impact on financial fees.

Facility Expense Dollar Volumes – Facility dollar volumes totaled $4.6 billion during the second quarter of 2022. The 24.9% increase in dollar volumes was largely due to an increase in energy prices.

Liquidity - The Company continues to maintain significant liquidity, with average short-term investments of $450.9 million during the second quarter of 2022.

Capital - The Company’s common equity tier 1, total risk-based capital and leverage ratios were 13.47%, 14.21% and 8.85% at June 30, 2022, respectively. Total shareholders’ equity has declined $40.2 million since December 31, 2021 primarily as a result of an increase in accumulated other comprehensive loss due to the rise in market interest rates and resulting negative impact on the fair value of available-for-sale investment securities.
About Cass Information Systems
Cass Information Systems, Inc. is a leading provider of integrated information and payment management solutions. Cass enables enterprises to achieve visibility, control and efficiency in their supply chains, communications networks, facilities and other operations. Disbursing over $80 billion annually on behalf of clients, and with total assets in excess of $2.4 billion, Cass is uniquely supported by Cass Commercial Bank. Founded in 1906 and a wholly owned subsidiary, Cass Commercial Bank provides sophisticated financial exchange services to the parent organization and its clients. Cass is part of the Russell 2000®. More information is available at www.cassinfo.com.
Note to Investors
Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. These risks and uncertainties include the impact of the COVID-19 pandemic as well as economic and market conditions, inflationary pressures, risks of credit deterioration, interest rate changes, governmental actions, market volatility, security breaches and technology interruptions, energy prices and competitive factors, among others, as set forth in the Company’s most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. The Company has used, and intends to continue using, the Investors portion of its website to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, investors are encouraged to monitor Cass’s website in addition to following press releases, SEC filings, and public conference calls and webcasts.

Consolidated Statements of Income (unaudited)

($ and numbers in thousands, except per share data)

	Quarter Ended June 30, 2022	Quarter Ended March 31, 2022	Quarter Ended June 30, 2021	Six-Months Ended June 30, 2022	Six-Months Ended June 30, 2021
Processing fees	$19,326	$19,036	$19,048	$38,362	$37,423
Financial fees	10,623	10,532	7,500	21,155	14,497
Net interest income	13,641	11,903	10,811	25,544	21,156
(Provision for) release of credit losses	(70)	(230)	610	(300)	1,210
Other	702	862	439	1,564	1,242
Total revenues	$44,222	$42,103	$38,408	$86,325	$75,528
Personnel	$26,033	$24,718	$22,880	$50,751	$45,406
Occupancy	916	915	959	1,831	1,906
Equipment	1,660	1,711	1,653	3,371	3,328
Other	5,030	4,484	4,311	9,514	7,688
Total operating expenses	$33,639	$31,828	$29,803	$65,467	$58,328
Income from operations before income taxes	$10,583	$10,275	$8,605	$20,858	$17,200
Income tax expense	2,021	2,017	1,579	4,038	3,103
Net income	$8,562	$8,258	$7,026	$16,820	$14,097
Basic earnings per share	$.63	$.61	$.49	$1.24	$.99
Diluted earnings per share	$.62	$.60	$.48	$1.22	$.97

Share data:
Weighted-average common shares outstanding	13,543	13,578	14,267	13,560	14,286
Weighted-average common shares outstanding assuming dilution	13,802	13,814	14,510	13,808	14,526

Consolidated Balance Sheets

($ in thousands)

	(unaudited) June 30, 2022	(unaudited) March 31, 2022	December 31, 2021
Assets:
Cash and cash equivalents	$261,234	$191,449	$514,928
Investment securities	740,074	774,610	673,453
Loans, excluding PPP loans	958,491	975,829	954,268
PPP loans	996	1,373	6,299
Allowance for credit losses	(12,573)	(12,406)	(12,041)
Payments in advance of funding	313,172	329,622	291,427
Premises and equipment, net	19,470	19,086	18,113
Investments in bank-owned life insurance	47,435	47,163	43,176
Goodwill and other intangible assets	21,825	16,691	16,826
Other assets	93,864	78,626	48,452
Total assets	$2,443,988	$2,422,043	$2,554,901

Liabilities and shareholders’ equity:
Deposits
Non-interest bearing	$604,492	$621,819	$582,642
Interest bearing	585,083	555,116	638,861
Total deposits	1,189,575	1,176,935	1,221,503
Accounts and drafts payable	998,870	989,733	1,050,396
Other liabilities	49,929	38,297	37,204
Total liabilities	$2,238,374	$2,204,965	$2,309,103

Shareholders’ equity:
Common stock	$7,753	$7,753	$7,753
Additional paid-in capital	204,482	203,149	204,276
Retained earnings	121,386	116,646	112,220
Common shares in treasury, at cost	(81,742)	(82,348)	(78,904)
Accumulated other comprehensive (loss) income	(46,265)	(28,122)	453
Total shareholders’ equity	$205,614	$217,078	$245,798
Total liabilities and shareholders’ equity	$2,443,988	$2,422,043	$2,554,901

Average Balances (unaudited)

($ in thousands)

	Quarter Ended June 30, 2022	Quarter Ended March 31, 2022	Quarter Ended June 30, 2021	Six-Months Ended June 30, 2022	Six-Months Ended June 30, 2021
Average interest-earning assets	$2,222,655	$2,122,915	$1,968,646	$2,173,060	$1,930,235
Average loans, excluding PPP loans	972,756	956,913	798,329	964,879	783,181
Average PPP loans	1,115	2,938	103,290	2,021	108,296
Average payments in advance of funding	293,150	279,479	197,855	286,352	187,632
Average assets	2,616,220	2,528,263	2,278,402	2,572,485	2,231,744
Average deposits	1,229,744	1,167,121	1,016,806	1,198,606	993,950
Average accounts and drafts payable	1,135,504	1,088,105	947,987	1,111,935	923,320
Average shareholders’ equity	$207,828	$235,720	$260,117	$221,697	$259,410

Consolidated Financial Highlights (unaudited)

($ and numbers in thousands, except ratios)

	Quarter Ended June 30, 2022	Quarter Ended March 31, 2022	Quarter Ended June 30, 2021	Six-Months Ended June 30, 2022	Six-Months Ended June 30, 2021
Return on average equity	16.53%	14.21%	10.83%	15.30%	10.96%
Net interest margin	2.54%	2.36%	2.30%	2.45%	2.31%
Allowance for credit losses to loans	1.31%	1.27%	1.28%	1.31%	1.28%
Non-performing loans to total loans	—%	—%	—%	—%	—%
Net loan charge-offs (recoveries) to loans	—%	—%	—%	—%	—%

Transportation invoice volume	9,289	8,958	9,461	18,247	18,248
Transportation dollar volume	$11,413,414	$10,855,180	$8,940,889	$22,268,594	$16,845,528
Facility expense transaction volume	6,557	6,641	6,827	13,198	13,823
Facility expense dollar volume	$4,570,178	$4,643,942	$3,657,965	$9,214,120	$7,375,393